Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President Chief Executive Officer	Kevin W. Laudenslager Chief Financial Officer

MID PENN BANCORP, INC. REPORTS RECORD FIRST QUARTER EARNINGS AND DECLARES INCREASED DIVIDEND

April 23, 2014 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ:  MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the first quarter of $1,424,000, or $0.41 per common share, an increase of 127.8% over net income available to common shareholders of $624,000, or $0.18 per common share, reported during the same period in 2013.  Mid Penn also reported a $53,990,000, or 11.0%, increase in net loans over the same period in 2013.

2014 Financial Highlights
(dollars in thousands, except per share data)

			Change
	03/31/14	03/31/13	$	%

Total Assets	$718,476	$726,430	$(7,954)	-1.1%

Total Loans (net)	543,316	489,326	53,990	11.0%

Total Non-Time Deposits	477,691	483,466	(5,775)	-1.2%

	Quarter Ended

			Change
	03/31/14	03/31/13	$	%

Net Interest Income	$6,272	$5,459	$813	14.9%

Provision for Loan and Lease Losses	547	495	52	10.5%

Total Noninterest Income	894	850	44	5.2%

Total Noninterest Expense	4,738	5,037	(299)	-5.9%

Net Income Available to Common Shareholders	1,424	624	800	128.2%

Basic Earnings per Common Share	0.41	0.18	0.23	127.8%

Return on Average Equity	11.22%	5.26%	N/A	113.3%

Return on Average Assets	0.86%	0.40%	N/A	115.0%

Efficiency Ratio	62.86%	76.24%	N/A	-17.5%

President’s Statement

I am pleased to announce Mid Penn’s financial results for the first quarter of 2014.  The first quarter net income available to common shareholders of $1,424,000 was Mid Penn’s highest first quarter earnings ever and the second highest quarterly earnings figure in our 146-year history.  This represents a significant achievement in Mid Penn’s progress.  As can be seen above, net income available to common shareholders improved 128% for the quarter, versus the comparable quarter last year.  This was driven by increases in both net interest income and noninterest income, as well as a reduction in noninterest expense.  These improvements over the first quarter of 2013 allowed us to absorb an increase in provision for loan and lease losses over the same period last year.  We are encouraged by the first quarter’s financial results and remain focused on quality asset growth, expanding low cost sources of funds, control of operating expenses, and increased noninterest income.

On behalf of the Board of Directors, I announce today that Mid Penn Bancorp, Inc. is declaring an increased cash dividend of $0.10 per common share based on first quarter earnings.  This is an increase from the $0.05 per common share dividend declared in the first quarter of 2013 and our fourteenth consecutive quarter of paying a cash dividend.  The dividend is payable May 26, 2014 to shareholders of record May 7, 2014.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect”, “anticipate”, “intend”, “plan”, “believe”, “estimate”, and similar expressions are intended to identify such forward-looking statements.

Mid Penn’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	The effects of future economic conditions on Mid Penn and its customers;
•	Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	Future actions or inactions of the United States government, including a failure to increase the government debt limit or a prolonged shutdown of the federal government;
•	Possible impacts of the capital and liquidity requirements proposed by the Basel III standards and other regulatory pronouncements, regulations and rules;
•	The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•

The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•	The effects of economic deterioration and the prolonged economic recovery on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
•

The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•	Technological changes;
•	Acquisitions and integration of acquired businesses;
•	The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
•	Acts of war or terrorism;
•	Our ability to maintain compliance with the exchange rules of the NASDAQ Stock Market, Inc.;
•	Our ability to maintain the value and image of our brand and protect our intellectual property rights;
•	Disruptions due to flooding, severe weather, or other natural disasters or Acts of God;
•	Volatilities in the securities markets; and
•	Slow economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.